Exhibit 99.1

Local Corporation Appoints Fred Thiel as CEO

Norm Farra to resume role as lead director of the Board of Directors

IRVINE, Calif., May 7, 2014 — Local Corporation (NASDAQ: LOCM), a leading local advertising technology company, today announced that Fred Thiel, Local Corporation’s chairman of the board, has been named chief executive officer of the company, effective immediately.

The appointment of Thiel, a seasoned technology executive with extensive experience with both public and start-up and early stage companies, demonstrates the company’s commitment to delivering breakthrough technologies that reinvent the way consumers interact with digital advertising . The company also announced that, effective immediately, the position of president and chief operations officer would be eliminated to further streamline operations and Michael Sawtell will be leaving the company.

“I am excited to lead such a talented team of forward-thinking individuals in our pursuit of providing local advertising technology solutions that make it easier for consumers to find the products and services they need and for advertisers to reach those consumers at precisely the right time across multiple channels,” said Thiel, Local Corporation chairman and chief executive officer. “Our best-in-class Krillion technology platform, combined with over a decade of experience in providing local advertising solutions and a robust intellectual property portfolio position us to lead at the crossroads of the digital advertising industry.”

“Local Corporation is uniquely positioned to deliver local advertising products and services that benefit consumers, retailers, advertisers and manufacturers alike. With focus and execution, I believe we can transform this company into a world-class local advertising technology company,” added Thiel.

Thiel joined Local as a board member in 2013 and became its chairman in January of this year. Prior to Local, Thiel served as the managing partner of the Software IT Group at Triton Pacific Capital Partners, a private equity firm that makes equity investments on its behalf and its investors in lower middle market companies, from January 2007 until the end of 2012. As part of his role at Triton Pacific Capital Partners, Thiel served on the boards of four of its portfolio companies: Custom Credit Systems, LP, an enterprise software company providing commercial lending automation solutions to major banks; DB Technology, LLC, an enterprise content management software company providing solutions to healthcare providers; Assetpoint, LLC, an enterprise software company providing enterprise asset management solutions to major corporations; and Vayan Marketing Group, LLC, an internet media marketing company providing customer acquisition services to major consumer brands.

Thiel has been a senior advisor to Graham Partners, a mid-market private equity firm since 2008. From January 2004 to December 2006, He was founder and managing partner of TechStarter Ventures, a venture capital and technology incubator focused on developing Web 2.0 technologies and social media, human resources and project management related web properties. Prior to TechStarter, Thiel was CEO of GameSpy Industries from January 2002 through January 2003. While chairman and CEO for Lantronix, Thiel led a repositioning, doubled the company’s revenue growth in four years, led four acquisitions and the initial public and secondary offerings. Thiel is presently a director of two private companies: Predixion Software, Inc., and B&B Electronics, Inc. Thiel attended classes at the Stockholm School of Economics in Europe.

“After evaluating both internal and external candidates, the board is pleased to name Fred as CEO. The board was extremely impressed with his diverse experience and his ability to quickly set a compelling vision for the company and make that vision palpable both internally and to the investment community. We expect that this next year will be punctuated by many successes under Fred’s leadership,” said Norm

Farra, who will be resuming his role as lead director of the board of directors. “As part of the desire to flatten the organization, the position of president and COO has been eliminated and Mike Sawtell will be leaving Local effective immediately. The board appreciates Mike’s efforts over the years.”

In connection with his appointment as CEO, Thiel has resigned his positions on the Audit Committee, Nominating and Corporate Governance Committee, and the Compensation Committee of the Board of Directors. He will remain chairman of the board. The company will move quickly to nominate a new independent director to regain compliance with applicable listing standards.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local advertising technology company that connects millions of online and mobile consumers with businesses and products through a variety of innovative digital advertising solutions. The company’s patented Krillion® local shopping platform aggregates, localizes and distributes dynamic, national and regional retail shopping content, from approximately 120,000 store locations, representing nearly 3 million localized products. For more information, visit: http://www.localcorporation.com or http://www.krillion.com. To download the company’s iOS® 7-compatible Havvit™ shopping app, go to: iTunes® (http://bit.ly/1d8Y111).

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Key risks are described in the filings we make with the U.S. Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company. Traffic and our monetization of that traffic combine to determine our revenues for any given period. Our traffic volume alone for a period should not be viewed as demonstrative of our financial results for such period.

Investor Relations Contact:

Kirsten Chapman

LHA

415-433-3777

local@lhai.com

Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com